CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 12, 2004, relating to the financial statements and financial highlights which appears in the January 31, 2004 Annual Report to Shareholders of Hancock Horizon Treasury Securities Money Market Fund, Hancock Horizon Strategic Income Bond Fund, Hancock Horizon Value Fund, Hancock Horizon Growth Fund and Hancock Horizon Burkenroad Fund (five of the portfolios constituting the Arbor Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts" and "Independent Auditors" in such Registration Statement.


PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
May 28, 2004